As filed with the SEC on May 22, 2013

Registration No. 333-178388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-1836028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address, including zip code, of principal executive offices)

WPX Energy, Inc. 2011 Incentive Plan

(Full title of the plan)

James J. Bender, Esq.

Stephen E. Brilz, Esq.

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172

(855) 979-2012

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

On May 22, 2013, the shareholders of the registrant approved the WPX Energy, Inc. 2013 Incentive Plan (the “2013 Plan”), which will replace the WPX Energy, Inc. 2011 Incentive Plan (the “2011 Plan”). This Post-Effective Amendment No. 1 to the registrant’s Registration Statement No. 333-178388 on Form S-8 filed on December 9, 2011 (the “Registration Statement”), is filed to deregister 5,648,211 shares previously registered that remain available for future grant under the 2011 Plan. The 5,648,211 shares deregistered by this Post-Effective Amendment No. 1 will be registered by a subsequently filed registration statement on Form S-8 for the 2013 Plan, and the associated registration fee paid by the registrant to register the shares issuable under the 2011 Plan on the Registration Statement will be carried forward and applied to the registration fee necessary to register shares issuable under the registrant’s 2013 Plan. Please note, however, that 9,818,907 shares remain subject to outstanding options and rights to acquire common stock previously granted under the 2011 Plan that were also registered under the Registration Statement. Accordingly, the Registration Statement will remain in effect to cover the potential exercise of such outstanding options and rights.

SIGNATURES

Pursuant to the requirements of the Securities Act, WPX Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 22, 2013.

WPX ENERGY, INC.

By:	/s/ Ralph A. Hill
Name:	Ralph A. Hill
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of WPX Energy, Inc., do hereby constitute and appoint Ralph A. Hill, James J. Bender, and Stephen E. Brilz, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ RALPH A. HILL Ralph A. Hill	Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2013

/S/ RODNEY J. SAILOR Rodney J. Sailor	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2013

/S/ J. KEVIN VANN J. Kevin Vann	Controller (Principal Accounting Officer)	May 22, 2013

/S/ KIMBERLY S. BOWERS Kimberly S. Bowers	Director	May 22, 2013

/S/ JOHN A. CARRIG John A. Carrig	Director	May 22, 2013

/S/ WILLIAM R. GRANBERRY William R. Granberry	Director	May 22, 2013

/S/ DON J. GUNTHER Don J. Gunther	Director	May 22, 2013

/S/ ROBERT K. HERDMAN Robert K. Herdman	Director	May 22, 2013

/S/ KELT KINDICK Kelt Kindick	Director	May 22, 2013

/S/ HENRY E. LENTZ Henry E. Lentz	Director	May 22, 2013

/S/ GEORGE A. LORCH George A. Lorch	Director	May 22, 2013

/S/ WILLIAM G. LOWRIE William G. Lowrie	Chairman of the Board	May 22, 2013

/S/ DAVID F. WORK David F. Work	Director	May 22, 2013